RAJESH TANEJA
              Suite 104 - 10668 - 138th Street, Surrey, BC V3T 4K5




December 3, 1999

VIA FACSIMILE

Delta Capital Technologies Inc.
Suite 255 - 999 - 8th Street South West
Calgary, Alberta


Dear Sirs:

RE:      DELTA CAPITAL TECHNOLOGIES INC. (THE "COMPANY")

This will confirm my agreement to accept $3,000 cash in consideration of the acquisition by the Company of the names "Clear Choice Media" and "Clear Choice Technologies".

Accordingly, I confirm that you may cancel the 300,000 shares of the Company which were previously issued to me as consideration for the names.


Yours truly,



/s/ Rajesh Taneja

RAJESH TANEJA